Exhibit 99.1

Name and Address of Reporting Person:	Halcyon Capital Management, LP
477 Madison Avenue, Eighth Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	June 30, 2018

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN GP LLC (“HCN GP”), HCN LP (“HCN”), Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Halcyon Solutions GP LLC (“HS GP”), Halcyon Solutions Master Fund LP (“HSM”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), HDML Asset LLC (“HDML Asset”), Halcyon Capital Management LP (“Halcyon Capital”), Avinash Kripalani, Jason Dillow, Kevah Konner and John Bader.

(2) HCN GP is the general partner of HCN. HDML Asset is the investment member of HDML and the general partner of Mount Bonnell.  HS GP is the general partner of HSM.  Halcyon Capital is the investment manager for each of HEPI, Mount Bonnell, HCN, HDML and HSM.  Investment decisions of Halcyon Capital are made by one or more of its portfolio managers, including Jason Dillow and Kevah Konner, each of whom has individual decision-making authority.  John Bader is the CEO of Halcyon Capital.  Avinash Kripalani is a Managing Principal at Halcyon Capital and serves on the board of directors of the Issuer as Halcyon’s representative.

(3) Represents shares forfeited to the Issuer for no consideration when certain milestones were not achieved pursuant to that certain Merger Agreement, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”), which includes: 156,644 shares forfeited by HEPI; 365,395 shares forfeited by HCN; 237,580 shares forfeited by Mount Bonnell; and 57,088 shares forfeited by HDML.

(4) Represents 2,211,281 shares directly held by HEPI (including 156,644 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 4,447,254 shares directly held by HCN (including 365,394 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,878,758 shares held directly held by Mount Bonnell (including 537,580 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 700,959 shares directly held by HDML (including 57,088 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 328,156 shares directly held by HSM.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its, his or her pecuniary interest.